Exhibit 99.2
October 7, 2020

Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 16th floor
MSNYC60-1630
New York, New York 10005
Attn: Corporates Team – LYB International Finance II B.V.

Re: LYB International Finance II B.V. – Redemption Notice
1.875% Guaranteed Notes Due 2022

Ladies and Gentlemen:
Pursuant to Section 3.02 of the Indenture and Section 5 of the Notes dated as of March 2, 2016, as supplemented to date (the “Indenture”), between LYB International Finance II B.V. (the “Company”), LyondellBasell Industries N.V., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, the Company hereby gives notice of its election to redeem the remaining €750,000,000 aggregate principal amount of its Notes on November 6, 2020 (the “Redemption Date”). The redemption price for the Notes is equal to the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the Notes to be redeemed that would be due if the Notes matured on December 2, 2021 (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (Actual/Actual (ICMA)) at the Comparable Government Bond Rate plus 35 basis points, plus accrued and unpaid interest to the Redemption Date. The Company requests that the Registrar give notice in the Company’s name and expense on October 7, 2020.
The Company hereby requests that the Trustee waive the Trustee notice period required in Section 3.02 of the Indenture. The Trustee hereby agrees to such waiver.
Unless otherwise defined herein, the terms used in this notice have the same meanings as such terms are used in the Indenture and the Notes.

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Central Post	Tel + 31 10 713 6216
Delftseplein 27E	lyondellbasell.com
3013 AA Rotterdam
The Netherlands.

IN WITNESS WHEREOF, the parties have executed this notice and waiver effective as of the date first herein written.

LYB International Finance II B.V.
By:/s/ Frank van Es_________________________
Frank van Es
Managing Director

Deutsche Bank Trust Company Americas

By: /s/ Luke Russell__________________________
Luke Russell
Assistant Vice President